EXHIBIT 21
List of Subsidiaries
(Effective as of the Date of the Spin-Off)
     A table of subsidiaries of Ascent Media Corporation is set forth below, indicating as to each the state or jurisdiction of organization and the names under which such subsidiaries do business. Subsidiaries not included in the table are inactive or, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.

Subsidiary	Jurisdiction of Formation	Name Doing Business As

Ascent Media Group, LLC	Delaware	Visiontext

Ascent Media Network Services, LLC	California	—
Ascent Media Creative Services, Inc.	California	RIOT; Digital Symphony; Encore Hollywood; Level 3 Post; Method; FilmCore
Todd-AO, Espana	California	—

Four Media Company, LLC	Delaware	—
Ascent Media Systems & Technology Services, LLC	Delaware	—
Ascent Media Systems & Technology Group, LLC	Delaware	—
Company 3, LLC	Delaware	Company 3; CO3
Company 3 New York, LLC	Delaware	—
Bobco Productions, LLC	Delaware	Method Labs; Lucy Films
Ascent Media Management Services, LLC	Delaware	Blink Digital; Cinetech
103 Todd-AO Estudio S.L.	Spain	—
Ascent Media (Singapore) Pte. Ltd.	Singapore	—
Ascent Media Holdings Ltd.	Singapore	—
Ascent Media Pte. Ltd.	Singapore	—
Rushes Televisión, S.A de C.V.	Mexico	—
Servicios Administrativos de Post Produccion S.A. de C.V.	Mexico	—
Ascent Media Holdings Limited	England	—
Ascent Media Limited	England	—
Ascent Media GP Ltd.	England	—
Ascent Media Group Limited	England	—
Rushes PostProduction Limited	England	—
One Post Limited	England	—
Ascent Media Network Services Europe Limited	England	—